USPR Announces New Mineralized Zones and Expansion of Existing Mineralized Zones

New York, New York- August 25, 2015-U.S. Precious Metals, Inc. provides the following initial geologic update on 2015 Drilling Program.

Based upon information obtained to date (20 drill holes cored and assayed), USPR has identified 1 new area of mineralization and expanded 3 areas of known mineralization. The new area is approximately 100 meters east of the “Main Zone,” and called the “East Zone.” Definitional drilling also extended known mineralization in the “Main Zone,” “West Zone” and the “Northwest Zone.”

Please refer to the attached a map which depicts various zones of interest on approximately 120 acres of USPR’s 37,000 acre concession, www.usprgold.com/exploration/maps.

The following is a brief description of 4 of the zones referenced above within the 120 acres.

Main Zone. [2008: 11 holes, 2010: 1 hole, 2015: 10 holes completed (#9, 13-15 & 19-25)] This area has been the subject of the most exploration work on our property to date. Prior drill results showed strong mineralization with quartz sulfide veins. In 2008, hole #5 had high grade intercepts of 29 g/t Au and 135 g/t Ag. Our 2015 campaign, continued if not, exceeded our 2008 campaign with high grade intercepts ranging from 13 to 50 g/t Au and 2-3% Cu (1).

Northwest Zone: [2010: 3 holes, 2015: 7 holes (#1-7)] In 2010, we did not encounter high grade intercepts in this zone. During our recent campaign, we had intercepts as high as 39 g/t Au and 2-3% Cu (1). Previously, we believed the “North Zone” was separated from the “Main Zone” by a fault because of the orientation of the quartz sulfide veins exposed on the surface. However, our recent drilling results lead us to conclude that this mineralized zone appears to be connected with the “Main Zone.” This area is located approximately 220 meters from the closest point of the “Main Zone.”

East Zone: [2015: 5 holes (#14-18 & 24)] We were unable to reach this area in prior drilling campaigns due to the lack of accessibility. New road construction during the recent drilling campaign allowed access to this area. We had intercepts as high as 25.56 Au and 129 Ag 7.97 % Cu (1). This area has been of interest due to exposed quartz sulfide veins of approximately 20 meters. This area is located approximately 300 meters south and east of the closest point in the “Main Zone.”

West Zone: [2008: 3 holes, 2015: 4 holes (#8-12)] In 2008, we encountered exceptionally high grade silver intercepts, as high as 123 g/t Ag. Our recent drilling was north of the 2008 locations. LS-15-011 was significant as it intercepted 10 feet of high grade copper and silver with a weighted average over 3.4 meters of 431 g/t Ag (1). This area is approximately 300 meters from the closest point in the Main Zone.

The purpose of the 2015 campaign was to expand known areas of mineralization from prior drilling, which in turn would enable USPR to complete a resource estimate of mineralization. Prior to our recent drilling, we did not have sufficient information to make a geologic connection of the Northwest, East and West Zones to the Main Zones. The recent drilling, however, has yielded geologic characteristics in Northwest, East and West Zones, which are similar in nature to that of the “Main Zone.” These characteristics lead us to reasonably conclude that there appears to be a geologic continuity between Northwest, East and West Zones to the “Main Zone.” In addition, based upon results from 2010, management believes the same geologic continuity exists between the “Main Zone” and the “Southern Zone” (See attached Map - www.usprgold.com/exploration/maps).

Dave Burney, the Company’s Chief Geologist stated: “Overall, our results to date in this 2015 drilling campaign encountered higher grades of mineralization than either of our two prior drilling campaigns and we are extremely excited about our future exploration efforts.” Mr. Burney further stated, “Prior to our current drilling program, we did not have sufficient subsurface information to establish a mineral resource estimate on a substantial portion of the ‘Main Zone’ and surrounding areas. However, due to our recent drilling efforts, for the first time in the history of this company, we will be in a position to compile a resource estimate of mineralization on the ‘Main Zone’ and surrounding areas. Based on information and assumptions provided to us by third party mining engineers on approximately 120 acres (or 0.4% of our property), we believe the resulting resource estimate will finally begin to place a true value on this property“.

The Company has initiated discussions with a “Qualified Person” to prepare a Technical Report compliant with NI 43-101 to incorporate the results of the 2015 drilling and prior results, and expects a final report to be completed within 60-90 days.

In addition, the Company reports that ACT Holdings and its contractors have begun digitizing all of the Company’s geological information, including all drilling results and surface samples, so as to compile a comprehensive 3-D geological mapping system. USPR believes this technology and data will enhance the ongoing geological efforts as well as assist them in increasing their resource estimates as they continue to explore their property.

Finally, the Company expects to receive assay results for the remaining holes in the coming days. These results have been delayed due to an annual audit conducted on ACT Labs at their facility in Mexico.

(1) To view a complete table of available composited results for Holes 1 through 17, please click on the following link to the Company’s website: http://www.usprgold.com/exploration/assays-2015-drill-campaign-results

About USPR

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. The Company focuses on gold, silver and copper primarily located in the State of Michoacán, Mexico, owning exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights, www.usprgold.com.

This press release may contain certain "forward-looking statements" relating to the business of U.S. Precious Metals, Inc. and its subsidiary. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects", “intended” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investment & Company Information

Steve Chizzik
Investor relations
The Verrazano Group, LLC
+1(973) 232 5132

Contour Map of Zones of Interest

www.usprgold.com/exploration/maps